Exhibit 99.5

June 18, 2015

InnoLight Technology Corporation

328 Xinghu Street, 12-A3

Suzhou Industrial Park

Suzhou, Jiangsu, 215123

People’s Republic of China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of InnoLight Technology Corporation (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

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Sincerely yours,

/s/ Xing Xiao
Name:	Xing Xiao

[Signature Page to Consent of Independent Director]